Exhibit 10.4

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is dated as of March 15, 2005 by and between James R. Voss (“Executive”) and Premcor Inc. (“Premcor”).

WHEREAS, Executive has been employed by Premcor, most recently pursuant to a written Employment Agreement dated September 16, 2002, as amended (the “Employment Agreement”); and

WHEREAS, Executive and Premcor have agreed that Executive shall terminate his employment with Premcor and that such termination of employment shall be deemed to be as the result of a “resignation without Good Reason” as such term is defined in the Employment Agreement; and

WHEREAS, the Employment Agreement sets forth the benefits to which Executive is eligible to receive upon termination of his employment and requires that Executive enter into a full and complete release of Premcor from any and all claims which Executive may have for whatever reason or cause in connection with Executive’s employment and termination thereof (including, without limitation, any rights under an employment agreement which may then be in effect); and

WHEREAS, Executive and Premcor desire to settle fully and finally all matters between them, including, but not limited to, any and all disputes which may have arisen out of Executive’s employment with Premcor, or his separation therefrom.

NOW THEREFORE, for and in consideration of the releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1)	Termination of Employment; Termination of Employment Agreement.

(A)	Executive elects to resign, effective on the date of this Agreement, from his position as Senior Vice President and Chief Administrative Officer of Premcor and any of its subsidiaries and affiliates, and from any membership on any Board of Directors (and any committees thereof) of any of its subsidiaries and affiliates but shall continue as an employee of the Company until March 31, 2005. Executive shall resign, effective March 31, 2005, as an employee of the Company. (March 31, 2005 shall hereinafter be referred to as the “Separation Date”.) Effective as of the Separation Date, Executive’s employment with Premcor and any of its subsidiaries and affiliates shall terminate and such termination shall be deemed to be as a result of a resignation without Good Reason as such term is defined in the Employment Agreement.

(B)	The Employment Agreement is hereby terminated and neither party shall have any further rights or obligations thereunder, except as provided herein and except that the provisions of Section 9, Section 10 and Section 12(k) thereof shall remain in full force and effect.

2)	Separation Payments and Benefits. Upon receipt of this Agreement signed by Executive, Executive shall be entitled to receive from Premcor the following payments and benefits in consideration and exchange for the Executive’s promises, agreements and obligations set forth herein.

(A)	Salary Continuation. Premcor shall continue to pay Executive his base salary through the Separation Date, plus any and all other benefits that Executive currently receives through the Separation Date.

(B)	Employee Benefits. Premcor shall provide the Executive with such Employee Benefits (as such term is defined in the Employment Agreement), if any, as to which Executive may be entitled under the employee benefit plans of Premcor. Executive shall not be eligible to receive any incentive compensation under Premcor’s Incentive Compensation Plan.

(C)	Vacation. On the Separation Date, Premcor agrees to pay Executive a lump sum payment representing the balance of Executive’s earned but unused vacation entitlement.

(D)	Business Expenses. Executive shall be reimbursed for any unreimbursed business expenses, properly incurred and documented by Executive pursuant to Premcor’s policies prior to Executive’s Separation Date.

(E)	Senior Executive Retirement Plan. After the applicable waiting period of six (6) months after the Separation Date, Executive shall receive the vested benefits that he is entitled to receive pursuant to the Premcor Senior Executive Retirement Plan with three (3) “Years of Service” as such term is used in Premcor Senior Executive Retirement Plan. Executive’s termination of employment shall be deemed to be as a result of a resignation without “Good Reason” as such term is used in Premcor Senior Executive Retirement Plan.

(F)	Stock Options. Executive holds options to purchase shares of the common stock of Premcor pursuant to the Clark Refining Holdings Inc. 1999 Stock Incentive Plan (the “1999 Plan”) as evidenced by a Stock Option Certificate and Agreement. The rights of Executive with regard to such options that are vested on the Separation Date shall be governed by such Option Certificate and Agreement and the 1999 Plan. All options that are not vested on the Separation Date shall be terminated and of no force or effect. Executive holds options to purchase shares of the common stock of Premcor pursuant to the 2002 Premcor Stock Incentive Plan, as amended (the “2002 Plan”) and Award Agreements. The rights of Executive with regard to such options that are vested on the Separation Date shall be governed by such Award Agreements and the 2002 Plan. All options that are not vested on the Separation Date shall be terminated and of no force or effect.

The payments to be made to the Executive pursuant to this Section 2 include all amounts due to the Executive under the Employment Agreement or otherwise, including accrued vacation or sick days, incentive compensation and other benefits.

3)	General Release of Claims and Agreement Not to File Suit. In consideration of the payments, benefits and rights provided to Executive under the terms of this Agreement, Executive agrees as follows:

(A)

Executive hereby forever releases and discharges Premcor Inc., and any affiliated or subsidiary corporations or divisions, and each of their present and former directors, officers, stockholders, employees, attorneys and agents in both their individual and representative capacities, and the respective predecessors, successors and assigns of the forgoing entities and individuals (collectively “Releasees”) from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, attorney’s fees and suits of every kind and nature whatsoever, which have arisen or could arise between Executive and Releasees which Executive may have or claim to have, including without limitation, arising out of or related to his employment with Premcor or his separation from employment. Such released claims include, but are not limited to, claims under any contract or agreement with the Releasees, whether oral, implied or in writing, including but not limited to the Employment Agreement dated September 16, 2002, as amended, claims under any stock option grant, award or plan relating to stock options, claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. Section 201, et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101, et seq., Connecticut Fair Employment Practices Act, Chapter 563, Sec. 31-122 et seq. Connecticut Workers’ Compensation Act, Chapter 568, Sec. 31-275 et seq. Connecticut Unemployment Compensation Act, Chapter 567, Sec. 31-222 et seq. the Missouri Workers’ Compensation Act, Mo.Rev.Stat. Sec. 288.010 et seq., the Missouri Human Rights Act, Mo.Rev.Stat. Sec. 213.010 et seq., and any other federal, state or municipal statues or ordinances relating in any way to discrimination in employment or any other aspect of employment; claims of wrongful or unjust discharge, defamation, personal injury, emotional distress, invasion of privacy, or other tort claims; claims for unpaid wages or other entitlements or payments; and claims of breach of contract arising from or during Executive’s employment with Premcor, including Executive’s separation from employment other than those obligations specifically set out in herein.

(B)	Other than an action to enforce the terms of this Separation Agreement, Executive will not file or otherwise submit any claim, complaint or action to any court, arbitration organization, or judicial forum (nor will he permit any person, group of persons, or organizations to take such action on his behalf) against the Releasees, or any one acting on his or their behalf, arising out of any action or non-actions on the part of the Releasees which occurred prior to the effective date of this Agreement. In the event that any person or entity should bring such a charge, claim, complaint, or action on Executive’s behalf, Executive hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

(C)	In the event Executive violates this Agreement by suing the Releasees, Executive agrees that he will pay all costs and expenses of defending against the suit incurred by the Releasees, including, but not limited to, reasonable attorney fees and costs of litigation, and that he shall hold the Releasees harmless against any judgment which may be brought against them.

(D)	Executive acknowledges and agrees that he is not owed and will not be entitled to any other payment of any kind from Premcor except as expressly provided for herein.

4)	Consultation With An Attorney. Executive acknowledges that he has been advised to consult an attorney (at his expense) concerning the meaning and legal implications of this Agreement before signing it. Executive affirms that he has been afforded sufficient time to review this Agreement and to seek counsel in order to decide whether to sign, that he understands fully all terms of this Agreement, and that he has signed this Agreement of his own free will and under no threat or duress by Premcor or any other person.

5)	Voluntary Agreement. Executive further acknowledges that he understands this Agreement, the rights he is releasing, the promises and agreements he is making, and the effect of him signing this Agreement. Executive further represents, declares and agrees that he voluntarily accepts the consideration described above for the purpose of making a full and final compromise, adjustment and settlement of all claims or potential claims against Premcor.

6)	Restrictive Covenants. Executive agrees that as a condition of his receipt of the benefits and payments provided for in Section 2 above, he hereby reaffirms and shall comply with the applicable provisions of Sections 9, 10 and 12 of the Employment Agreement dated September 16, 2002, as amended, (providing for certain restrictive covenants) as if those provisions were included herein by reference and made a part of this Agreement.

7)	Cooperation. Executive agrees to cooperate completely and to the extent reasonably required by Premcor in order to assure a smooth transition of pending matters that are or will be assigned to other staff. Executive agrees to assist Premcor in matters that may arise from time to time in connection with Executive’s former duties and responsibilities. If Executive receives an inquiry from a third party or a subpoena or other court or legal document relating in any way to Premcor, Executive will immediately provide the General Counsel notice of the inquiry or service of such subpoena or other court or legal document.

8)	Non-Disparagement; Confidentiality. The Executive shall not engage in conduct, or make statements or representations, that disparage or otherwise impair the commercial reputation, goodwill or interests of Premcor or the Releasees.

9)	Return of Property. Executive agrees to immediately return all property belonging to Premcor, including, but not limited to, keys, security cards, credit cards, parking card, computers, equipment, manuals, policy books or memoranda, and the like.

10)	No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by Premcor or any of the Releasees of any wrong doing, either in violation of an applicable law or laws or otherwise, and that nothing in this Agreement is to be construed as such by any person.

11)	Choice of Law. This Agreement shall be governed in all respects as to validity, construction, and performance, or otherwise, by the laws of the State of New York, without regard to conflicts of laws principles thereof. Any suit, action or proceeding related to this Agreement, or any judgment entered by any court related to this Agreement, may be brought only in any court of competent jurisdiction in the State of New York, and the parties hereby submit to the exclusive jurisdiction of such courts.

12)	Modification; Entire Agreement. The parties hereto agree that this Agreement may not be modified, altered, or changed except by written agreement signed by the parties hereto. This Agreement sets forth the entire agreement between Premcor and the Executive concerning its subject matter and supersedes any such prior agreement or understanding.

13)	No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

14)	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and personal representatives, executors, administrators and heirs, without the need of formal assignment.

15)	Capacity to Settle; Consideration. Executive represents and warrants that he has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement. Executive further warrants that he is the sole owner of all the claims he has released in this Agreement, and that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or portion thereof or interest therein. Executive agrees to indemnify, defend and hold Premcor harmless for any damages, costs, fees or expenses that it may incur if these representations and warranties are incorrect in any respect. The Executive acknowledges that payments and benefits set forth in Section 2 (the “Consideration”) are more than he is entitled to receive; that the Consideration for entering into this Agreement, particularly the General Release set forth in Section 3 above, is provided at Premcor’s sole discretion and on a non-precedential basis and that he would not have received such consideration if he did not enter into this Agreement.

16)	Severability. If any provisions or part thereof of this Agreement is declared invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement, and any other application thereof, shall not in any way be affected or impaired, and the Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable provisions are omitted.

17)	Interpretation. The headings used in this Agreement are intended only for convenience of reference and shall not be used to amplify, limit, modify or otherwise affect the scope of this Agreement or the intent of any provision hereof.

18)	No Future Employment; No Other Obligations. By entering into this Agreement, the Executive acknowledges that he (a) waives any claim to reinstatement and/or future employment with Premcor or the Released Parties, (b) agrees not to seek, apply for or accept employment and/or future employment with Premcor or the Released Parties and (c) is not and shall not be entitled to any payments, benefits or other obligations from with Premcor and/or the Released Parties whatsoever (except as expressly set forth herein).

19)	Withholding Taxes. Premcor may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, which includes a General Release.

Premcor Inc.		James R. Voss

By:	/s/ Henry M. Kuchta	/s/ James R. Voss

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